UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________________
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
_________________________

Date of Report (Date of earliest event reported):  November 10, 2022

WORLD FUEL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-09533 (Commission File Number)	59-2459427 (I.R.S. Employer Identification No.)

9800 N.W. 41st Street Miami, Florida (Address of principal executive offices)	33178 (Zip Code)

Registrant’s telephone number, including area code: (305) 428-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	INT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 10, 2022, World Fuel Services Corporation (the “Company”) and Michael J. Kasbar, Chairman, Chief Executive Officer and President of the Company, entered into an amended and restated employment agreement (the “Amended Agreement”), which supersedes the prior employment agreement between the Company and Mr. Kasbar, dated March 14, 2008, as previously amended (the “Original Agreement”). The Amended Agreement eliminates the evergreen auto-renew provision of the Original Agreement and replaces it with a three-year term ending on December 31, 2025, unless earlier terminated as provided therein (the “Term”).  The Company may elect to extend the Term for additional one-year terms by providing notice to Mr. Kasbar at least one year prior to the date of the expiration of the then-current Term.

The Amended Agreement establishes Mr. Kasbar’s annual base salary and cash target bonus opportunity at his current 2022 levels, specifically providing for a $1,000,000 base salary and a target bonus opportunity equal to 175% of his base salary.  Mr. Kasbar’s target bonus opportunity can be earned based on terms set forth by the Compensation Committee of the Company’s Board of Directors.

With respect to termination, the Amended Agreement generally maintains the covered termination events upon which Mr. Kasbar can receive certain payments, as well as the vesting of outstanding equity awards.  However, the Amended Agreement modifies the Original Agreement by eliminating a change in control severance trigger that is sometimes referred to as a “modified single trigger.” Under the Original Agreement, Mr. Kasbar could trigger change in control severance benefits by voluntarily terminating his employment for any reason during the 30-day period beginning on the first anniversary of the date on which a change in control occurred. As amended, the Amended Agreement now provides for benefits following a change in control (as defined in the Amended Agreement) only in the event of a termination without “cause” or for “good reason” (each as defined in the
Amended Agreement).

Upon a covered termination, Mr. Kasbar will be entitled to receive the following benefits under the Amended Agreement:

(i)          the Accrued Obligations (as defined in the Amended Agreement);

(ii)          an amount equal to the product of (A) two (three for a covered termination following a change in control) and (B) the sum of (1) Mr. Kasbar’s base salary and (2) his target bonus (collectively, “Severance Payments”); and

(iii)          continued health insurance coverage in effect as of the termination date for Mr. Kasbar and his immediate family until Mr. Kasbar is no longer eligible for coverage under the Company’s health plans through COBRA or he becomes eligible for health insurance coverage through employment or services provided to another person or entity.

Similar to the Original Agreement, the Amended Agreement requires Mr. Kasbar to abide by certain restrictive covenants relating to non-competition and non-solicitation during the Term and for two years following termination of his employment for any reason (the “Restricted Period”) other than a termination following a change in control not approved by the Board of Directors of the Company. Mr. Kasbar is also required to cooperate with the Company regarding existing or future litigation or other proceedings after the Term of the Amended Agreement and to abide by certain non-disparagement provisions.

In order to provide enhanced enforceability of the restricted covenants during the Restricted Period, the Amended Agreement continues to stipulate that Mr. Kasbar will receive a portion of his Severance Payments ($1.5 million in the case of a covered termination not following a change in control and $2.5 million for a covered termination following a change in control) in a lump sum within 5 business days after the last day of the Restricted Period.  The remainder of Mr. Kasbar’s Severance Payments are payable over the two (2) year period immediately following the termination date, payable in the same manner as if such annualized amount were salary.

The foregoing summary of the terms of the Amended Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits

As described in Item 5.02 of this Current Report on Form 8-K, the following exhibits are included as part of this Current Report.

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, dated November 10, 2022, between World Fuel Services Corporation and Michael J. Kasbar.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 14, 2022	World Fuel Services Corporation

/s/ Amy Quintana Avalos
Amy Quintana Avalos
Senior Vice President, Chief Corporate Counsel and Corporate Secretary